Exhibit 24.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



     We have issued our report dated April 23, 1996, accompanying the consolidated financial statements and schedules included in the Annual Report of Countrywide Credit Industries, Inc. on Form 10-K for the year ended February 29, 1996. We hereby consent to the incorporation by reference of said report in the Registration Statements of Countrywide Credit Industries, Inc. on Form S-3 (File No. 33-53048, effective October 28, 1992; File No. 33-59559 and 33-59559-01,
effective June 26, 1995) and on Form S-8 (File No. 33-9231, effective October 20, 1986, as amended on February 19, 1987, and as amended on December 20, 1988; File No. 33-17271, effective October 6, 1987; File No. 33-42625, effective September 6, 1991; File No. 33-56168, effective December 22, 1992; and File No. 33-69498, effective September 28, 1993).



GRANT THORTON LLP

Los Angeles, California
April 23, 1996